Exhibit 10.19

AECOM TECHNOLOGY CORPORATION

EXCESS BENEFIT PLAN

Amended and Restated Effective as of January 1, 2005

Applicable to Benefits Earned or Vesting after December 31, 2004

I.                                        ESTABLISHMENT AND PURPOSE

1.1                               Effective July 1, 1996, AECOM Technology Corporation (the “Company”) established the Excess Benefit Plan (the “Plan”) solely to restore benefits that are lost under the Company’s Pension Plan due to the operation of sections 401(a)(17) and 415 of the Code. It has been amended and restated, as set forth herein, to reflect the requirements of section 409A of the Code, effective January 1, 2005.

All benefits accrued and vested under the Plan on or before December 31, 2004 shall be payable under the terms of the Plan as in effect on December 31, 2004, pursuant to the grandfather provisions of section 409A of the Code. Benefits that accrued under the Plan before January 1, 2005 but that were not yet vested on December 31, 2004 and benefits accruing on and after January 1, 2005 are subject to section 409A of the Code, and shall be payable in accordance with the terms of the Plan as amended and restated effective as of January 1, 2005.

During the period between January 1, 2005 and the date of adoption of this Amendment and Restatement, the Company has administered the Plan with the intent of being in good faith compliance with section 409A of the Code. The 401(a)(17) benefit restoration feature of this Plan is intended to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees described in section 201(2) of ERISA. The 415 benefit restoration feature of the Plan is intended to be an “excess benefit plan” within the meaning of Title I of ERISA.

II.                                   DEFINITIONS

2.1                               Actuarial Equivalent means a benefit of equivalent value, calculated using the assumptions used in the AECOM Pension Plan; however, when calculating an Actuarial Equivalent lump sum benefit under Section 3.5(b)(1) or the guaranteed installment options under Section 3.5(b)(2), mortality shall be determined using the 1983 GAM table and the interest rate shall be equal to the sum of the rate on 10-year U.S. treasury notes in effect on the first day of the Plan Year preceding or coincident with the Retirement Date plus 50 basis points.

2.2                               AECOM Pension Plan means the AECOM Technology Corporation Pension Plan, as amended from time to time.

2.3                               AECOM Pension Plan Benefit means the annual benefit payable to the Participant under the AECOM Pension Plan determined as though benefits were being paid as a single life annuity commencing on the Participant’s Retirement Date.

2.4                               AECOM MSERP means the AECOM Technology Corporation Management Supplemental Executive Retirement.

2.5                               AECOM MSERP Benefit means the annual benefit payable to the Participant under the AECOM MSERP, determined as though benefits were being paid as a single life annuity commencing on the Participant’s Retirement Date.

2.6                               AECOM SERP means the (i) AECOM Technology Corporation Supplemental Executive Retirement Plan, Dated October 1, 1992 (also known as the “1992 SERP”), or (ii) the AECOM Technology Corporation Supplemental Executive Retirement Plan, Effective July 1, 1996 (also known as the “1996 SERP”), as applicable.

2.7                               Beneficiary means the person(s) designated by the Participant in writing to receive the remaining installments under the five- or ten-year guaranteed installment option, if the Participant dies before receiving all installments, or to receive the Pre-Retirement Death Benefit described in Section 3.6. The Participant may change the Beneficiary at any time by submitting a signed written designation to the Committee. If the designated Beneficiary fails to survive the Participant and the Participant has not designated a successor Beneficiary, the remaining installment payments shall be paid to the Participant’s surviving spouse, or if there is no spouse, his surviving descendants by right of representation or if there are none, his estate. If the Beneficiary survives the Participant, but dies before receiving all remaining installments, the remaining installments shall be paid to the Beneficiary’s estate.

2.8                               Board means the Board of Directors of the Company.

2.9                               Code means the Internal Revenue Code of 1986, as amended from time to time, including the regulations and rulings of general applicability issued thereunder.

2.10                        Committee means the Pension Committee or such other committee designated or appointed by the Board to administer the Plan.

2.11                        Company means AECOM Technology Corporation.

2.12                        Effective Date means July 1, 1996. The Effective Date of this amendment and restatement of the Plan is January 1, 2005.

2.13                        ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.14                        Normal Retirement Age means age 65.

2.15                        Participant means an employee of the Company who is credited with an Hour of Service under the AECOM Pension Plan on or after the Effective Date, whose AECOM Pension Plan Benefit is limited by Code section 401(a)(17) and/or 415, and who has been selected by the Board for participation in the Plan.

2.16                        Plan Administrator means the Committee.

2.17                        Plan Year means the twelve-month period ending on September 30.

2.18                        Retirement Date means the first day of the month following the later of (a) the Participant’s attainment of age 55 or completion of five years of vesting service (determined under the AECOM Technology Corporation Pension Plan and (b) the Participant’s Separation from Service for any reason, including death.

2.19                        Separation from Service shall mean the Participant’s complete termination of employment with all Employers and other entities affiliated with the Company, voluntarily or involuntarily, for any reason other than on account of death, or as otherwise provided under section 409A of the Code. For purposes of the foregoing, whether an entity is affiliated with the Company shall be determined pursuant to the controlled group rules of section 414 of the Code, as modified by section 409A of the Code. Notwithstanding the foregoing, the Participant’s employment relationship with the Employer shall be treated as continuing intact while the individual is on a military leave, sick leave or other bona fide leave of absence, if the period of such leave does not exceed six months (or longer, if required by statute or contract). If the period of the leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or contract, the employment relationship is deemed to terminate on the first day immediately following such six-month period, solely for purposes of section 409A of the Code.

2.20                        Spouse means the person to whom the Participant is married on his Retirement Date.

2.21                        Unlimited Pension Plan Benefit means a Participant’s AECOM Pension Plan Benefit:

(a)                                 Calculated without regard to sections 401(a)(17) or 415 of the Code;

(b)          Calculated without regard to the $200,000 limitation on compensation in Section 2.11(a) of the AECOM Pension Plan; and

(c)          Calculated without regard to Section 3.1(a)(2) of the AECOM Pension Plan, which excludes from participation certain individuals who are eligible for the AECOM Technology Corporation Incentive Compensation Plan.

2.22                        Vested means that the Participant has a vested employer-provided accrued benefit under the AECOM Pension Plan.

III.                              RETIREMENT AND DEATH BENEFITS

3.1                               Normal Retirement Benefits

A Participant who terminates employment with the Company on or after attaining Normal Retirement Age shall be entitled to an annual benefit that is equal to:

(a)                                 The Participant’s Unlimited Pension Plan Benefit, minus

(b)                                 The sum of (1), (2) and (3):

(1)                                 The Participant’s AECOM Pension Plan Benefit;

(2)                                 The Participant’s AECOM MSERP Benefit, if any;

(3)                                 The Participant’s benefit under the Plan as of December 31, 2004, determined under the terms of the Plan as in effect on that date.

3.2                               Early Retirement Benefits

A Participant who terminates employment before attaining Normal Retirement Age and who is Vested shall be entitled to an annual benefit that is equal to the benefit under Section 3.1, reduced 1/144th for each calendar month (up to 36 months) by which the Participant’s age on his Retirement Date is less than 65 and reduced by 1/128th for each calendar month (up to 84 months) by which the Participant’s age on his Retirement Date is less than 62.

3.3                               Separation from Service

(a)                                 A Participant who terminates employment with the Company prior to his attaining Normal Retirement Age and who is not Vested shall not be entitled to any benefits under the Plan.

(b)                                 A Participant whose employment is terminated for cause shall not be entitled to any benefits under the Plan. A Separation from Service is “for cause” if the Participant is terminated for reasons related to the commission by the Participant in the course of employment of any material act of dishonesty, the disclosure by the Participant of any confidential information or the commission by the Participant of any act of gross carelessness or willful misconduct.

3.4                               Rules Regarding Reductions

For purposes of calculating the amounts under Section 3.1, the following rules shall apply:

(a)                                 Any portion of the Participant’s benefits under this Plan or the AECOM Pension Plan that is payable (or has been paid) to another person pursuant to a court order shall be treated as payable to the Participant.

(b)                                 The Participant’s benefit under the AECOM Pension Plan shall be determined without regard to whether benefits have or have not commenced and without regard to the actual form of payment elected by the Participant.

3.5                               Form of Benefit and Date of Commencement

(a)                                 Unless a Participant makes an election pursuant to paragraph (b), below, the Participant’s benefit under Section 3.1, 3.2 or 3.3, as the case may be, shall be paid in equal monthly installments over the Participant’s life, ending with the last payment made before his death.

(b)                                 Subject to paragraph (d), below, the Participant may elect to receive his benefit in one of the following forms:

(1)                                 A lump sum that is the Actuarial Equivalent of the benefit described in paragraph (a); or

(2)                                 A five- or ten-year term certain, as the Participant elects, that is the Actuarial Equivalent of the benefit described in paragraph (a), paid in approximately equal annual installments. If the Participant dies after installments commence but before receiving all installment payments, the remaining installments will be paid as they come due to the Participant’s Beneficiary.

(c)                                  The payment (or commencement of payment) of the portion of a Participant’s Plan benefit that accrued and vested on or after January 1, 2005 shall be delayed until six months following his Retirement Date, and it shall include any payments that would have been made since his Retirement Date but for the six-month delay. If the Participant is receiving annual installments, subsequent installments shall be made on or as soon as administratively practicable following the anniversary of the Participant’s Retirement Date.

(d)          The Participant’s election must be made in writing within 30 days of the date he is notified by the Company of his participation in the Plan. The election is irrevocable. Notwithstanding the foregoing, if a newly eligible Participant previously commenced participation in the AECOM SERP or the AECOM MSERP, the election made by the Participant under the first of such plans by which he became covered shall also serve as his election under this Plan.

3.6                               Pre-Retirement Death Benefits

If the Participant dies while employed by the Company and after becoming Vested, his surviving Spouse shall receive a monthly benefit for life commencing as of the Participant’s Retirement Date, equal to the amount that the Spouse would have received if the Participant’s Plan benefits had commenced on his date of death, paid as an Actuarial Equivalent 50% joint and survivor annuity, and he had died the next day.

IV.                               AMENDMENT AND TERMINATION

4.1                               Amendment

Subject to the requirements of section 409A of the Code, the Board reserves the right in its discretion to amend this Plan at any time in whole or in part; provided, however, that no amendment shall result in the forfeiture of any Participant’s Plan benefits earned prior to the date the Board adopts the amendment. The Company shall notify Participants (and the Spouses of deceased Participants) of any amendments that affect the amount or timing of benefits within 90 days of the effective date of such amendments.

4.2                               Termination

The Board may terminate the Plan at any time, but only in accordance with the provisions of section 409A of the Code. The termination shall not result in the forfeiture of any Participant’s benefits earned prior to the date on which the Board adopts the resolution terminating the Plan. In any event:

(a)                                 A termination of the Plan may not occur in response to a downturn in the financial health of the Company;

(b)                                 The Company shall terminate all other plans or arrangements of the same type (as determined under section 409A of the Code) concurrently with the termination of this Plan; and

(c)                                  The Company shall not adopt any new plan of the same type (as determined under section 409A of the Code) for at least three years following the termination of this Plan.

Following the Plan’s termination pursuant to this Article IV, each Participant shall receive a lump sum payment of his vested Plan benefit. Such payment shall be made no less than 13 months or more than 24 months after the termination date, as determined by the Committee.

V.                                    ADMINISTRATION

5.1                               The Plan shall be adopted by the Company and shall be administered by the Committee.

5.2                               The Committee shall have the sole authority, in its discretion, to adopt, amend and rescind such rules and regulations as it deems advisable in the administration of the Plan, to construe and interpret the Plan, and the rules and regulations, and to make all other determinations and interpretations of the Plan. All decisions, determinations, and interpretations of the Committee shall be final and binding on all persons, except as otherwise provided by law. Committee members who are Participants shall abstain from voting on any Plan matters that would cause them to be in constructive receipt of benefits under the Plan. The Committee may delegate its responsibilities as it sees fit.

5.3                               If a Participant or Spouse believes that benefits have been incorrectly calculated or denied, such person may file a claim with the Committee. The Committee shall follow the claims procedures set forth in the AECOM Pension Plan.

5.4                               All Plan administrative expenses shall be paid by the Company.

5.5                               The Company shall indemnify the Committee and each Committee member against any and all claims, losses, damages, expenses (including reasonable counsel fees), and liability arising from any action, failure to act, or other conduct in the member’s official capacity, except when due to the individual’s own gross negligence or willful misconduct.

VI.                               GENERAL PROVISIONS

6.1                               No Funding Obligation

The amounts accrued by a Participant hereunder are not held in a trust or escrow account and are not secured by any specific assets of the Company or in which the Company has an interest. This Plan shall not be construed to require the Company to fund any of the benefits provided hereunder nor to establish a trust for such purpose. The Company may make such arrangements as it desires to provide for the payment of benefits. Neither the Participant, the Spouse, nor the Participant’s estate shall have any rights against the Company with respect to any portion of the Participant’s benefits except as a general unsecured creditor of the Company. No Participant has an interest in his benefits until the Participant actually receives the payment. Notwithstanding the foregoing, the Company may create and fund a “rabbi trust” (the “Trust”) with respect to the Plan. The creation and funding of said Trust shall not create a security interest in the property of such Trust in favor of the Participant, the Spouse or the Participant’s estate, or otherwise cause a funding of the Plan or Trust in any manner inconsistent with the preceding provisions of this Section 6.1. The amount of any contributions to such Trust shall be totally discretionary as determined by the Company. Any amount paid from such Trust to the Participant shall reduce the amount to be paid pursuant to this Plan by the Participating Employer. In the event the amounts paid from the Trust are insufficient to provide the full benefits payable to the Participant under this Plan, the Participating Employer shall pay the remainder of such benefit in accordance with the terms of the Plan. It is the intention of the Participating Employers that this Plan and Trust be considered unfunded for purposes of the Code and Title I of ERISA.

6.2                               Non-alienation of Benefits

No benefit under the Plan may be sold, assigned, transferred, conveyed, hypothecated, encumbered, anticipated, or otherwise disposed of, and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by a Participant or Spouse, be in any manner subject to the debts, contracts, liabilities, engagements, or torts of such Participant or Spouse.

6.3                               Limitation of Rights

Nothing in the Plan shall be construed to limit in any way the right of the Company to terminate a Participant’s employment at any time for any reason whatsoever with or without cause; nor shall it be evidence of any agreement or understanding, express or implied, that the Company (a) will employ a Participant in any particular position, (b) will ensure participation in any incentive programs, or (c) will grant any awards from such programs.

6.4                               Applicable Law

The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of California, except to the extent preempted by ERISA or the Code.

This Plan is hereby adopted by the Company on the 4th day of December, 2008.